SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2004

ACME COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-27105 (Commission File Number)	33-0866283 (I.R.S. Employer Identification No.)

2101 E. Fourth Street, Suite 202 A
Santa Ana, California, 92705
(714) 245-9499
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On November 8, 2004, we amended our senior credit facility with Wells Fargo Foothill, Inc. and General Electric Capital Corporation to (a) extend the term through November 8, 2008, (b) increase our maximum borrowing amount from $49 million to $60 million, (c) allow us to repurchase an additional $15 million of our common stock, and (d) modify certain, and eliminate other of, our financial covenants beginning with the third quarter of 2004. Our newly amended revolving credit agreement continues to contain various restrictive covenants.

        Concurrent with the amendment of our senior credit agreement, on November 8, 2004 we also entered into a second lien term loan with Fortress Credit Corp. and Wells Fargo Foothill, Inc. and on such date we borrowed $20 million under this facility. The proceeds of this loan were used to reduce the outstanding balances under our senior credit facility. The loan, which contains restrictive covenants similar to our senior credit facility, is payable on an interest-only basis until its maturity on May 8, 2009, and bears an interest rate of 7.0% plus the greater of LIBOR or 2.00% .

        Certain material events of default under the agreements, including failure to meet the financial covenants or failure to make payments when due, could lead to an acceleration of the amounts owed under such agreements.

        Copies of our amended credit facility and second lien term loan are attached hereto as exhibits and are incorporated herein by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        See disclosure under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

`      (c) Exhibits

10.1	Second Amended and Restated Loan and Security Agreement dated November 8, 2004 by and between ACME Television, LLC, as a borrower and Wells Fargo Foothill, Inc. and General Electric Capital Corporation, as lenders.
10.2	Loan and Security Agreement dated November 8, 2004 by and between ACME Television, LLC, as borrower, and Fortress Credit Corp. and Wells Fargo Foothill, Inc., as lenders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2004	ACME Communications, Inc. By: /s/ THOMAS D. ALLEN Thomas D. Allen Executive Vice President & Chief Financial Officer